Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-110929

PROSPECTUS

                                 $2,000,000,000

                             TRIARC COMPANIES, INC.

                                  Common Stock
                                 Preferred Stock
                                 Debt Securities
                                    Warrants


                                   Offered by
                             Triarc Companies, Inc.
                            _________________________

              11,965,734 Shares of Class B Common Stock, Series 1,

                         Offered by Our Securityholders
                            _________________________


         We may offer and sell from time to time:

         o shares of common stock, including Class A common stock, par value $.10 per share, and Class B common stock, par value $.10 per share;

         o        shares of preferred stock;

         o debt securities, which may consist of debentures, notes or other types of debt; and

         o warrants to purchase common stock, preferred stock or debt securities.

         The aggregate offering price of the securities offered by us will not exceed $2,000,000,000.

         Each time we offer securities, we will provide a supplement to this prospectus that will describe the specific terms of any securities we offer and the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus.

         We may sell securities to underwriters, through agents or directly to other purchasers. The prospectus supplement will include the names of any underwriter or agent.

         YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF OFFERED SECURITIES CAREFULLY BEFORE YOU INVEST IN THOSE SECURITIES. THIS PROSPECTUS MAY NOT BE USED BY US TO MAKE SALES OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT DESCRIBING THE TERMS AND METHOD OF SALE OF THOSE SECURITIES.

         Up to 11,965,734 shares of Class B common stock, Series 1, may be offered from time to time by the securityholders identified in this prospectus in transactions involving the exchange of Class B common stock, Series 1, for Class A common stock. We will not receive any proceeds from these transactions.

         Our Class A common stock trades on the New York Stock Exchange under the symbol "TRY." On December 18, 2003, the last reported sale price of our Class A common stock was $11.17.

         Our Class B common stock, Series 1, trades on the New York Stock Exchange under the symbol "TRY.B." On December 18, 2003, the last reported sale price of our Class B common stock, Series 1, was $11.00.

         INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _________________________

                The date of this prospectus is December 22, 2003.

                                TABLE OF CONTENTS

About This Prospectus..........................................................2
Where You Can Find More Information............................................3
Incorporation of Documents by Reference........................................3
Triarc Companies, Inc..........................................................5
Risk Factors...................................................................5
Forward-Looking Statements....................................................14
Ratio of Earnings to Fixed Charges............................................16
Use of Proceeds...............................................................16
Dividend Policy...............................................................16
Description of Common Stock of Triarc.........................................17
Description of Preferred Stock of Triarc......................................24
Description of Debt Securities of Triarc......................................25
Description of Warrants of Triarc.............................................35
Shares Offered by our Securityholders.........................................36
Plan of Distribution..........................................................37
Legal Matters.................................................................38
Experts.......................................................................39


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time sell any combination of securities described in this prospectus in one or more offering with a maximum aggregate offering price of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

         In addition, certain securityholders identified in this prospectus may offer from time to time up to 11,965,734 shares of our Class B common stock, Series 1, under this prospectus in transactions involving the exchange of Class B common stock, Series 1, for Class A common stock. We will not receive any of the proceeds from transactions by our securityholders. Such securityholders will deliver a supplement with this prospectus to the extent necessary to update the information contained in this prospectus.

         When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and any prospectus supplement delivered with this prospectus, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

         As used in this prospectus and any prospectus supplement, "Triarc," "we," "our," "ours," "us" and "the Company" refer to Triarc Companies, Inc. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement on Form S-3 with the Securities and Exchange Commission regarding the offering of the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement, its exhibits and the documents incorporated by reference.

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings can also be read at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

         Our Class A common stock is listed on New York Stock Exchange under the symbol "TRY" and our Class B common stock, Series 1, is listed on the New York Stock Exchange under "TRY.B."

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated, other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         We are incorporating by reference into this prospectus the following documents filed by us with the SEC:

         o Annual Report on Form 10-K for the fiscal year ended December 29, 2002, filed on March 28, 2003;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2003, filed on May 12, 2003;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003, filed on August 13, 2003;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2003, filed on November 12, 2003;

         o the description of the Class A common stock contained in the Registration Statement Form 8-A, filed pursuant to Section 12 of the Exchange Act on November 4, 1993, any amendment or report filed for the purpose of updating such description;

         o the description of the Class B common stock, Series 1, contained in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on August 11, 2003, any amendment or report filed for the purpose of updating such description;

         o Current Reports on Form 8-K, filed on January 21, 2003, March 27, 2003, May 14, 2003, May 19, 2003, June 3, 2003, August 11,
                  2003 and November 25, 2003; and

         o all other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering other than any such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations.

         You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with any additional information.

         The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

                             Triarc Companies, Inc.
                                 280 Park Avenue
                            New York, New York 10017
                          Attention: Investor Relations
                            Telephone: (212) 451-3000

         EXCEPT AS EXPRESSLY PROVIDED ABOVE, NO OTHER INFORMATION, INCLUDING INFORMATION ON OUR WEBSITE, IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                             TRIARC COMPANIES, INC.

         Triarc Companies, Inc. is a holding company and currently operates solely in the restaurant business through Arby's, Inc. and its subsidiaries, the franchisor of the Arby's restaurant system, and through Sybra, Inc., an owner and operator of approximately 240 Arby's restaurants located in the United States as of September 28, 2003. As the franchisor of the Arby's restaurant system, we license the owners and operators of independent businesses to use the Arby's brand name and trademarks in the operation of Arby's restaurants. We provide franchisees with services designed to increase both the revenue and profitability of their Arby's restaurants. The more important of these services are providing strategic leadership for the brand, quality control services, operational training and counseling regarding, and approval of, site selection.

         The key elements of our business strategy include (i) using our resources to grow our restaurant franchising and operations business, (ii) evaluating and making various acquisitions and business combinations, whether in the restaurant industry or otherwise, (iii) building strong operating management teams for each of our current and future businesses and (iv) providing strategic leadership and financial resources to enable these management teams to develop and implement specific, growth-oriented business plans. The implementation of this business strategy may result in increases in expenditures for, among other things, acquisitions and, over time, marketing and advertising.

         Our cash, cash equivalents and short-term investments (including restricted cash equivalents) at September 28, 2003 totaled approximately $776 million. At September 28, 2003, our consolidated long term debt, including current portion, was approximately $527 million. Of this amount, approximately $242 million is debt issued by subsidiaries of Arby's, and $82 million is debt issued by Sybra. We have guaranteed approximately $3 million of the debt issued by our restaurant business subsidiaries. In addition, we have guaranteed obligations of third parties as described more fully in our annual and quarterly reports which are incorporated by reference into this prospectus. None of our cash, cash equivalents and investments (other than approximately $30.5 million of restricted cash) secure such debt. We are evaluating our options to deploy our substantial liquidity through, among other things, acquisitions, share repurchases and investments.

         Our corporate predecessor was incorporated in Ohio in 1929. We reincorporated in Delaware in June 1994. Our principal executive offices are located at 280 Park Avenue, New York, New York 10017 and our telephone number is
(212) 451-3000. Our website address is: www.triarc.com. Information contained on our website is not part of this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AS WELL AS ANY RISK INCLUDED IN ANY PROSPECTUS SUPPLEMENT RELEVANT TO AN OFFERING OF SPECIFIC SECURITIES BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         THE PROSPECTUS SUPPLEMENT APPLICABLE TO EACH TYPE OR SERIES OF SECURITIES WE OFFER MAY CONTAIN A DISCUSSION OF RISKS APPLICABLE TO THE PARTICULAR TYPES OF SECURITIES THAT WE ARE OFFERING UNDER THAT PROSPECTUS SUPPLEMENT. PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" IN THE APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS SUPPLEMENT OR APPEARING OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

         OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR SECURITIES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         THIS PROSPECTUS ALSO CONTAINS, AND ANY PROSPECTUS SUPPLEMENT RELEVANT TO AN OFFERING OF SPECIFIC SECURITIES MAY ALSO CONTAIN, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT.

RISKS RELATED TO OUR COMPANY

         A SUBSTANTIAL AMOUNT OF OUR SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON, SERIES 1, STOCK ARE CONCENTRATED IN THE HANDS OF CERTAIN STOCKHOLDERS.

         DWG Acquisition Group, L.P. owns directly or indirectly approximately 27.1% of our outstanding Class A common stock, 27.1% of our Class B common stock, Series 1, and 27.1% of our voting power as of November 20, 2003. Messrs. Peltz and May, as the sole general partners of DWG Acquisition, beneficially own all of the Class A common stock and Class B common stock, Series 1, owned by DWG Acquisition. In addition, Messrs. Peltz and May each individually beneficially own certain additional shares of Class A common stock and Class B common stock, Series 1, which, when combined with the shares owned through DWG Acquisition, collectively constituted approximately 45.3% of our Class A common stock, 45.3% of our Class B common stock, Series 1, and 45.3% of our voting power as of November 20, 2003.

         DWG Acquisition and Messrs. Peltz and May may from time to time acquire additional shares of Class A common stock, including by exchanging some or all of their Class B common stock, Series 1, offered by them in this prospectus and any related prospectus supplement for shares of Class A common stock in negotiated transactions. Such transactions could result in Messrs. Peltz and May together beneficially owning more than a majority of our outstanding voting power. As a result, Messrs. Peltz and May would be able to determine the outcome of the election of members of our board of directors and the outcome of corporate actions requiring majority stockholder approval, including mergers, consolidations and the sale of all or substantially all of our assets. They would also be in a position to prevent or cause a change in control of us. In addition, to the extent we issue additional Class B common stock, Series 1, for acquisitions, financings or compensation purposes, such issuances would not proportionally dilute the voting power of existing stockholders, including Messrs. Peltz and May.

         OUR SUCCESS DEPENDS SUBSTANTIALLY UPON THE CONTINUED RETENTION OF CERTAIN KEY PERSONNEL.

         We believe that our success has been and will continue to be dependent to a significant extent upon the efforts and abilities of our senior management team. The failure by us to retain members of our senior management team could adversely affect our ability to build on the efforts undertaken by its current management to increase the efficiency and profitability of its businesses. Specifically, the loss of Nelson Peltz, our Chairman and Chief Executive Officer, or Peter May, our President and Chief Operating Officer, other senior members of our senior management or the senior management of our subsidiaries could adversely affect us.

         WE HAVE BROAD DISCRETION IN THE USE OF OUR SIGNIFICANT CASH, CASH EQUIVALENTS AND INVESTMENT POSITION.

         At September 28, 2003, we had approximately $776 million of cash, cash equivalents and short term investments, including restricted cash equivalents. We have not designated any specific use for our significant cash, cash equivalents and investment position. We are evaluating options to deploy our substantial liquidity through, among other things, acquisitions, additional share repurchases and investments.

         ACQUISITIONS ARE A KEY ELEMENT OF OUR BUSINESS STRATEGY, BUT WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO IDENTIFY APPROPRIATE ACQUISITION TARGETS IN THE FUTURE AND THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS INTO OUR EXISTING OPERATIONS.

         Acquisitions involve numerous risks, including difficulties assimilating new operations and products. In addition, acquisitions may require significant management time and capital resources. We cannot assure you that we will have access to the capital required to finance potential acquisitions on satisfactory terms, that any acquisition would result in long-term benefits to us or that management would be able to manage effectively the resulting business. Future acquisitions are likely to result in the incurrence of additional indebtedness or the issuance of additional equity securities.

         WE MAY HAVE TO TAKE ACTIONS THAT WE WOULD NOT OTHERWISE TAKE SO AS NOT TO BE DEEMED AN "INVESTMENT COMPANY."

         The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various restrictions on, companies that do not meet certain financial tests regarding the composition of their assets and source of income. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of its total assets (excluding government securities and cash items) on an unconsolidated basis or if more than 45% of the value of its total assets consists of, or more than 45% of its net after-tax income/loss is derived from, securities of companies it does not control. Our acquisition strategy may require us to take actions that we would not otherwise take so as not to be deemed an "investment company" under the 1940 Act. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or safe harbor provision applies. Presently, the total amount of investment securities that we hold is substantially less than 40% of our total assets and substantially less than 45% of our total assets consist of, and substantially less than 45% of our net after-tax income/loss is derived from, securities of companies we do not control. If in the future we were to be deemed an investment company, we would become subject to the requirements of the 1940 Act. We intend to make acquisitions and other investments in a manner so as not to be deemed an investment company. As a result, we may forego investments that we might otherwise make or retain or dispose of investments or assets that we might otherwise sell or hold.

         IN THE FUTURE WE MAY HAVE TO TAKE ACTIONS THAT WE WOULD NOT OTHERWISE TAKE SO AS NOT TO BE SUBJECT TO TAX AS A "PERSONAL HOLDING COMPANY."

         If at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our shares and if during such taxable year we receive 60% or more of our gross income from specified passive sources, we would be classified as a "personal holding company" for the U.S. federal income tax purposes. If this were the case, we would be subject to additional taxes at the rate of 15% on a portion of our income, to the extent this income is not distributed to shareholders. We do not currently expect to have any liability for tax under the personal holding company rules in 2003. However, we cannot assure you that we will not become liable for such tax in the future. Because we do not wish to be classified as a personal holding company or to incur any personal holding company tax, we may be required in the future to take actions that we would not otherwise take. These actions may influence our strategic and business decisions, including causing us to conduct our business and acquire or dispose of investments differently than we otherwise would.

         OUR SUBSIDIARIES ARE SUBJECT TO VARIOUS RESTRICTIONS, AND SUBSTANTIALLY ALL OF THEIR ASSETS ARE PLEDGED UNDER CERTAIN DEBT AGREEMENTS.

         Under our subsidiaries' debt agreements, substantially all of our subsidiaries' assets, other than cash, cash equivalents and short-term investments, are pledged as collateral security. The indenture relating to the notes issued in the Arby's securitization and the agreements relating to debt issued by Sybra contain financial covenants that, among other things, require Arby's Franchise Trust (the borrower in the Arby's securitization) and Sybra, as applicable, to maintain certain financial ratios and restrict their ability to incur debt, enter into certain fundamental transactions (including sales of all or substantially all of their assets and certain mergers and consolidations) and create or permit liens. If either Arby's Franchise Trust or Sybra is unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of interest or principal under, or is unable to comply with covenants of, its respective debt agreements, it would be in default under the terms of such agreements which would, under certain circumstances, permit the insurer of the notes issued in the Arby's securitization or the lenders to Sybra, as applicable, to accelerate the maturity of the balance of its indebtedness.

         ARBY'S IS DEPENDENT ON RESTAURANT REVENUES AND OPENINGS.

         Franchise royalties and fees comprise a significant portion of our revenues and earnings and the results of our restaurant business are highly dependent on the gross revenues of Arby's franchisees' restaurants. Additionally, as a result of the acquisition of Sybra, we derive revenues and earnings from restaurant operations. Accordingly, the number of Arby's restaurants that we and Arby's franchisees operate is important to us. It is possible that interruptions in the distribution of supplies to Arby's restaurants could adversely affect sales at company-owned restaurants and result in a decline in royalty fees that we receive from Arby's franchisees.

         THE NUMBER OF ARBY'S RESTAURANTS THAT OPEN MAY NOT MEET EXPECTATIONS.

         Numerous factors beyond our control affect restaurant openings. These factors include the ability of potential restaurant owners to obtain financing, locate appropriate sites for restaurants and obtain all necessary state and local construction, occupancy and other permits and approvals. Although as of September 28, 2003, franchisees had signed commitments to open approximately 524 Arby's restaurants and have made or are required to make non-refundable deposits of $10,000 per restaurant, we cannot assure you that these commitments will result in open restaurants. In addition, we cannot assure you that our franchisees will successfully develop and operate their restaurants in a manner consistent with our standards.

         ARBY'S FRANCHISE REVENUES DEPEND, TO A SIGNIFICANT EXTENT, ON ITS LARGEST FRANCHISEE AND A DECLINE IN ITS REVENUE MAY INDIRECTLY ADVERSELY AFFECT US.

         During 2002, Arby's received approximately 27% of its royalties and franchise and related fees from RTM Restaurant Group, Inc. ("RTM") (which as of September 28, 2003, operated 787 Arby's restaurants). Arby's revenues could materially decline from their present levels if RTM suffered a significant decline in its business.

         COMPETITION FROM RESTAURANT COMPANIES COULD ADVERSELY AFFECT US.

         The business sectors in which owned and franchised Arby's restaurants compete are highly competitive with respect to, among other things, price, food quality and presentation, service, location, and the nature and condition of the financed business unit/location, and are affected by changes in tastes and eating habits, local, regional and national economic conditions and population and traffic patterns. Arby's restaurants compete with a variety of locally-owned restaurants, as well as competitive regional and national chains and franchises. Moreover, new companies may enter our market areas and target our sales audience. Such competition may have, among other things, lower operating costs, lower debt service requirements, better locations, better facilities, better management, more effective marketing and more efficient operations. All such competition may adversely affect our revenues and profits and those of our owned and franchised restaurants and could adversely affect the ability of our franchisees to make franchise payments to us. Furthermore, we and our franchisees face competition for competent employees and high levels of employee turnover, which also can have an adverse effect on our operations and revenues and those of our franchisees as well as on our franchisees' abilities to make franchise payments to us. Many of Arby's competitors have substantially greater financial, marketing, personnel and other resources than Arby's which may give them a competitive advantage. Accordingly, we cannot assure you that the level of gross revenues of company-owned restaurants and of restaurants owned by Arby's franchisees, upon which our royalty fees are dependent, will continue.

         CHANGES IN CONSUMER TASTES AND PREFERENCES AND IN SPENDING AND DEMOGRAPHIC PATTERNS, AS WELL AS HEALTH AND SAFETY CONCERNS ABOUT FOOD QUALITY, COULD RESULT IN A LOSS OF CUSTOMERS AND REDUCE THE ROYALTIES THAT WE RECEIVE.

         The quick service restaurant industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants. Consumer preferences could also be affected by health or safety concerns with respect to the consumption of beef, french fries or other foods or with respect to the effects of food borne illnesses. As is generally the case in the restaurant franchise business, we and our franchisees may, from time to time, be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may harm the reputation of Arby's restaurants, even if the allegations are not valid, we are not found liable or those concerns relate only to a single restaurant or a limited number of restaurants. Moreover, complaints, litigation or adverse publicity experienced by one or more of our franchisees could also adversely affect our business as a whole. If our owned and franchised restaurants are unable to adapt to changes in consumer preferences and trends, or we have adverse publicity due to any of these concerns, we and our franchisees may lose customers and the resulting revenues from company-owned restaurants and the royalties that Arby's receives from its franchisees may decline.

         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD HARM THE VALUE OF OUR BRANDS AND ADVERSELY AFFECT OUR BUSINESS.

         Our intellectual property is material to the conduct of our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands and other intellectual property. The success of our business strategy depends, in part, on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands to achieve and maintain market acceptance.

         We franchise our restaurant brands to various franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure you that these franchisees will not take actions that adversely affect the value of our intellectual property or the reputation of the Arby's restaurant system. We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the United States in which we do business and may never be registered in all of these countries.

         We cannot assure you that all of the steps we have taken to protect our intellectual property in the U.S. and foreign countries will be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S.

         WE, AND SOME OF OUR SUBSIDIARIES, REMAIN CONTINGENTLY LIABLE WITH RESPECT TO CERTAIN OBLIGATIONS RELATING TO BUSINESSES THAT WE HAVE SOLD.

         In 1997 we sold all of our then company-owned Arby's restaurants to subsidiaries of RTM, Arby's largest franchisee. In connection with the sale, an aggregate of approximately $55 million of mortgage and equipment notes were assumed by subsidiaries of RTM, of which approximately $41 million remained outstanding at September 28, 2003. RTM has guaranteed the payment of these notes by its subsidiaries. Notwithstanding the assumption of this debt and guaranty, we remain contingently liable as a guarantor of the notes. In addition, the subsidiaries of RTM also assumed substantially all of the lease obligations relating to the purchased restaurants (which aggregate a maximum of approximately $60 million at September 28, 2003) and RTM has indemnified us for any losses we might incur with respect to such leases. Notwithstanding such assumption, Arby's and its subsidiaries remain contingently liable if RTM's subsidiaries fail to make the required payments under those notes and leases.

         In addition, in July 1999, we sold 41.7% of our then remaining 42.7% interest in National Propane Partners, L.P. and a sub-partnership, National Propane, L.P. to Columbia Energy Group, and retained less than a 1% special limited partner interest in AmeriGas Eagle Propane, L.P. (formerly known as National Propane, L.P. and as Columbia Propane, L.P.). As part of the transaction, our subsidiary, National Propane Corporation, agreed that while it remains a special limited partner of AmeriGas, it would indemnify the owner of AmeriGas for any payments the owner makes under certain debt of AmeriGas (aggregating approximately $138 million as of September 28, 2003), if AmeriGas is unable to repay or refinance such debt, but only after recourse to the assets of AmeriGas. Either National Propane Corporation or AmeriGas Propane, L.P., the owner of AmeriGas, may require AmeriGas to repurchase the special limited partner interest. However, we believe it is unlikely that either party would require repurchase prior to 2009 as either AmeriGas Propane, L.P. would owe us tax indemnification payments or we would accelerate payment of deferred taxes, which amount to approximately $40 million as of September 28, 2003, associated with our sale of the propane business.

         Although we believe that it is unlikely that we will be called upon to make any payments under the guaranty, leases or indemnification described above, if we were required to make such payments it could have a material adverse effect on our financial position and results of operations.

         CHANGES IN GOVERNMENTAL REGULATION MAY ADVERSELY AFFECT OUR ABILITY TO OPEN NEW RESTAURANTS OR OTHERWISE ADVERSELY AFFECT OUR EXISTING AND FUTURE OPERATIONS AND RESULTS.

         Each Arby's restaurant is subject to licensing and regulation by health, sanitation, safety and other agencies in the state and/or municipality in which the restaurant is located. There can be no assurance that we, or our franchisees, will not experience material difficulties or failures in obtaining the necessary licenses or approvals for new restaurants which could delay the opening of such restaurants in the future. In addition, more stringent and varied requirements of local and tax governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. We, and our franchisees, are also subject to the Fair Labor Standards Act which governs such matters as minimum wages, overtime and other working conditions, along with the Americans with Disabilities Act, family leave mandates and a variety of other laws enacted by the states that govern these and other employment law matters. We cannot predict the amount of future expenditures which may be required in order to permit our company owned restaurants to comply with any changes in existing regulations or to comply with any future regulations that may become applicable to our business.

         Certain of our current and past operations are or have been subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Although we believe that our operations comply in all material respects with all applicable environmental laws and regulations, we cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims.

         OUR CERTIFICATE OF INCORPORATION CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS AND PERMITS OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL.

         Certain provisions in our certificate of incorporation are intended to discourage or delay a hostile takeover of control of us. These are summarized in detail under the caption "Description of Our Common Stock -- Certain Anti-Takeover Provisions."

         Our certificate of incorporation, authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power and other rights of the holders of our Class A common stock and Class B common stock. The preferred stock could be used to discourage, delay or prevent a change in control of us which is determined by our board of directors to be undesirable. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

RISKS RELATING TO OUR COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES AND WARRANTS TO PURCHASE OUR SECURITIES

         WE ARE A HOLDING COMPANY AND DEPEND ON DIVIDENDS OF AND DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR CASH OR CASH EQUIVALENTS TO MEET OUR OBLIGATIONS.

         Because we are a holding company, our ability to service debt and pay dividends, including dividends on our Class A common stock and Class B common stock, is dependent upon our cash, cash equivalents and short-term investments on hand, cash flows from our subsidiaries, including loans, cash dividends and reimbursement by subsidiaries to us in connection with providing certain management services and payments by subsidiaries under certain tax sharing agreements. At September 28, 2003, the cash flow from our subsidiaries is inadequate to cover all of the expenses of our holding company. Accordingly, we will need to use our cash and cash equivalents or income from other investments we may make to pay dividends on our common stock and preferred stock and interest and principal on our debt securities.

         Under the terms of the indenture relating to the notes issued in the Arby's securitization and the agreements relating to debt issued by Sybra, there are restrictions on the ability of certain of our subsidiaries to pay dividends and/or make loans or advances to us. The ability of any of our subsidiaries to pay cash dividends and/or make loans or advances to us is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. In addition, in connection with the December 2002 acquisition of Sybra, we agreed that Sybra would not pay dividends to us for a period of two years from the closing.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SECURITIES OFFERED OTHER THAN OUR CLASS A COMMON STOCK AND OUR CLASS B COMMON STOCK, SERIES 1, OR THAT SUCH A MARKET WILL NOT BE VOLATILE.

         There is no established trading market for the securities offered other than our Class A common stock and our Class B common stock, Series 1, and we may not apply for listing of the securities (other than our Class A common Stock and our Class B common stock, Series 1) offered on any national securities exchange or for quotation of the securities offered on any automated dealer quotation system. We expect that any underwriters we may select with respect to an offering of securities issued in connection with this prospectus and any prospectus supplement would make a market in the securities offered after the consummation of the applicable offering, although they would be under no obligation to do so and might discontinue any market-making activities at any time without any notice. Accordingly, no assurance can be given as to the price of the securities offered, the liquidity of the trading market for the securities offered or that an active public trading market for the securities offered (other than the Class A common stock and the Class B common stock, Series 1) will develop. If an active public trading market for the securities offered (other than the Class A common stock and the Class B common stock, Series 1) does not develop, the market price and liquidity of the securities offered may be adversely affected. If the securities offered are traded, they may trade at a discount from their offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. The liquidity of, and trading markets for, any non-investment grade debt securities offered may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may be adversely affect the liquidity of, and trading markets for, the securities offered, independent of our financial performance or prospects. Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused substantial price volatility. There can be no assurance that the market for any non-investment grade debt securities offered will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of such securities offered.

         THE THEN CURRENT HOLDERS OF OUR COMMON STOCK AND PREFERRED STOCK MAY EXPERIENCE A DILUTION IN THE VALUE OF THEIR EQUITY INTEREST AS A RESULT OF THE ISSUANCE AND SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK.

         We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of then current securityholders will be reduced and the new equity securities may have rights senior to those of the then outstanding common stock and preferred stock. This dilution could be significant depending upon the type of financing obtained and the terms of such financing.

         SHARES OF OUR COMMON STOCK OR PREFERRED STOCK ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, AND ANY OTHER OF OUR SECURITIES THAT MAY BE LISTED IN THE FUTURE.

         The market price of our Class A common stock and Class B common stock, Series 1, and any other of our securities that may be listed in the future could decline as a result of sales of a large number of shares in the market in the future or market perception that such sales could occur, including sales or distributions of shares by one or more of our large securityholders or by our controlling securityholder. These factors could also make it more difficult for us to raise funds through offerings of equity securities in the future at a time and at a price that we deem appropriate. As of October 31, 2003 there were 19,748,609 shares of our Class A common stock and 39,497,218 shares of our Class B common stock, Series 1, outstanding. All of the shares of Class A common stock and Class B common stock, Series 1, are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act absent registration under the Securities Act.

         WE HAVE OUTSTANDING A SUBSTANTIAL AMOUNT OF STOCK OPTIONS EXERCISABLE INTO OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1.

         As of September 28, 2003 we had granted options to purchase 7,772,155 shares of our Class A common stock and 15,544,310 shares of Class B common stock, Series 1, under our equity participation plans for our directors, officers, key employees and consultants and had approximately 4,972,791 million shares of Class A common stock and 9,945,582 shares of Class B common stock, Series 1, available for future grant. The exercise of outstanding options or the future issuance of options (and the exercise of such options) or restricted stock will dilute the beneficial ownership of holders of our Class A common stock and Class B common stock, Series 1.

         THE PRICE OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, MAY FLUCTUATE SIGNIFICANTLY.

         The price of our Class A common stock and Class B common stock, Series 1, on the New York Stock Exchange constantly changes. We expect that the market price of our Class A common stock and Class B common stock, Series 1, will continue to fluctuate. Our stock prices can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

         o significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

         o failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

         o competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered;

         o        market acceptance of new product offerings;

         o        new product and concept development by competitors;

         o changing trends in consumer tastes and preferences (including changes resulting from health or safety concerns with respect to the consumption of beef, french fries or other foods or the effects of food-borne illnesses) and in spending and demographic patterns;

         o the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

         o        delays in opening new restaurants or completing remodels;

         o anticipated and unanticipated restaurant closures by us and our franchisees;

         o availability of qualified personnel to us and to our franchisees;

         o        changes in government regulations;

         o        changes in applicable accounting policies and practices; and

         o geopolitical conditions such as acts or threats of terrorism or military conflicts.

         General market fluctuations, industry factors and economic conditions, such as economic slowdowns, recessions or interest rate changes, also could cause our stock price to fluctuate. See "Forward-Looking Statements."

         In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our Class A common stock and Class B common stock, Series 1.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to us, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many (but not all) of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

         These forward-looking statements are based on our current expectations, speak only as of the date of this prospectus and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe-harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this prospectus. Such factors include, but are not limited to, the following:

         o Competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered;

         o        Success of operating initiatives;

         o        Development and operating costs;

         o        Advertising and promotional efforts;

         o        Brand awareness;

         o        The existence or absence of positive or adverse publicity;

         o        Market acceptance of new product offerings;

         o        New product and concept development by competitors;

         o Changing trends in consumer tastes and preferences (including changes resulting from health or safety concerns with respect to the consumption of beef, french fries or other foods or the effects of food-borne illnesses) and in spending and demographic patterns;

         o        The business and financial viability of key franchisees;

         o Availability, location and terms of sites for restaurant development by us and our franchisees;

         o The ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

         o        Delays in opening new restaurants or completing remodels;

         o Anticipated and unanticipated restaurant closures by us and our franchisees;

         o The ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

         o        Changes in business strategy or development plans;

         o        Quality of our and our franchisees' management;

         o        Availability, terms and deployment of capital;

         o Business abilities and judgment of our and our franchisees' personnel;

         o Availability of qualified personnel to us and to our franchisees;

         o        Labor and employee benefit costs;

         o Availability and cost of energy, raw materials, ingredients, commodities (including beef) and supplies;

         o The potential impact that interruptions in the distribution of supplies of food and other products to Arby's restaurants could have on sales at our restaurants and the royalties that we receive from franchisees;

         o Availability and cost of workers' compensation and general liability premiums and claims experience;

         o Changes in national, regional and local economic, business or political conditions in the countries and other territories in which we and our franchisees operate;

         o Changes in government regulations, including franchising laws, accounting standards, environmental laws, minimum wage rates and taxation requirements;

         o        Changes in applicable accounting policies and practices;

         o The costs, uncertainties and other effects of legal, environmental and administrative proceedings;

         o The impact of general economic conditions on consumer spending, including a slower consumer economy, and the effects of war or terrorist activities;

         o        Adverse weather conditions;

         o Our ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into our existing operations; and

         o Other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the SEC, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges or the amount by which our earnings were insufficient to cover fixed charges for the periods indicated:

                                                         YEAR ENDED                NINE MONTHS ENDED
                                 -----------------------------------------------  -------------------
                                 JAN. 3,   JAN. 2,  DEC. 31,  DEC. 30,  DEC. 29,  SEPT. 29, SEPT. 28,
                                  1999      2000     2000      2001      2002      2002      2003
                                  ----      ----     ----      ----      ----      ----      ----
                                                   (In thousands except ratios)

Ratios of earnings to
   fixed charges..........        1.51      7.09     1.78      1.55
                                  ====      ====     ====      ====
Amount by which earnings
   were insufficient to
   cover fixed charges....                                            $16,940   $16,294    $3,055
                                                                      =======   =======    ======



         The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) from continuing operations before income taxes and minority interests, as adjusted, plus fixed charges. Income (loss) from continuing operations before income taxes and minority interests has been adjusted to exclude equity in earnings (losses) of equity investees and to include any distributions of earnings from equity investees. Fixed charges consist of (i) interest on all indebtedness, including amortization of deferred financing costs and original issue discount relating to outstanding long-term debt, and (ii) the interest component of rental payments, which is deemed for this purpose to be approximately one-third of rent expense.

         As of the date of this prospectus, we do not have any preferred stock outstanding.

                                 USE OF PROCEEDS

         Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include financing of acquisitions and capital expenditures, additions to working capital and repayment or redemption of existing indebtedness.

         We will not receive any of the net proceeds of the Class B common stock, Series 1, offered by our securityholders in this prospectus and any related prospectus supplement.

                                 DIVIDEND POLICY

         We did not pay any dividends on our Class A common stock in 2001 or 2002. On August 11, 2003, our board of directors declared an initial regular quarterly cash dividend of $0.065 per share on the Class A common stock and $0.075 per share on the Class B common stock, Series 1, which were paid on September 25, 2003 to stockholders of record at the close of business on September 15, 2003. As a result, each stockholder holding one share of Class A common stock and two shares of Class B common stock, Series 1, on September 15, 2003 received a combined cash dividend of $0.215 on such shares on September 25, 2003. On November 20, 2003, our board of directors declared a regular quarterly cash dividend of $0.065 per share on the Class A common stock and $0.075 per share on the Class B common stock, Series 1, which are to be paid on December 16, 2003 to stockholders of record at the close of business on December 2, 2003.

         The declaration of future dividends is subject to the discretion of our board of directors, which may from time to time review whether to declare dividends in light of all of the then existing relevant facts and circumstances. While we currently expect that our board of directors will continue to declare and pay quarterly cash dividends, there can be no assurance that such dividends will be declared or paid in any subsequent quarters, or of the amount of timing of such dividends, if any.

         In addition, under the terms of the indenture relating to the indebtedness issued in the Arby's securitization and the agreements relating to debt issued by Sybra, there are restrictions on the ability of certain of our subsidiaries to pay dividends or advances to us. The ability of any of our subsidiaries to pay cash dividends or advances to us is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. See "Risk Factors -- Risks Relating to Our Common Stock, Preferred Stock, Debt Securities and Warrants to Purchase Our Securities -- We are a holding company and depend on dividends of and distributions from our subsidiaries and our cash and cash equivalents to meet our obligations."

                      DESCRIPTION OF COMMON STOCK OF TRIARC

         For purposes of this section, the terms "we," "our," "us" and "Triarc" refer only to Triarc Companies, Inc. and not its subsidiaries.

         The following is a description of the material terms of our common stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation (the "certificate of incorporation") and our by-laws.

GENERAL

         Our authorized capital stock consists of 300,000,000 shares, of which 100,000,000 are shares of Class A common stock, par value $.10 per share, 100,000,000 are shares of Class B common stock, par value $.10 per share, and 100,000,000 are shares of preferred stock, par value $.10 per share. All of the Class B common stock currently authorized has been designated as Class B common stock, Series 1.

         As of October 31, 2003, there were 19,748,609 shares of Class A common stock issued and outstanding, 39,497,218 shares of Class B common stock, Series 1, issued and outstanding and no shares of the preferred stock outstanding. As of September 28, 2003, we had reserved 4,375,000 of Class A common stock and 8,750,000 shares of Class B common stock, Series 1, for delivery to the holders of outstanding unsecured convertible notes due 2023 upon conversion thereof. As of September 28, 2003, we had outstanding options to purchase 7,772,155 shares of our Class A common stock and 15,544,310 shares of our Class B common stock, Series 1, under our equity participation plans for our directors, officers, key employees and consultants and had approximately 4,972,791 million shares of Class A common stock and 9,945,582 shares of Class B common stock, Series 1, available for future grant.

         Our Class A common stock is listed and trades on the NYSE under the ticker symbol "TRY." Our Class B common stock, Series 1, is listed and trades on the NYSE under the ticker symbol "TRY.B."

CLASS A COMMON STOCK

         Holders of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote, including the election of directors. Generally, except as otherwise required by law, holders of Class A common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of the Class B common stock; provided, however, that the number of authorized shares of Class B common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative majority vote of the holders of a majority of the Class A common stock without a separate class vote of the holders of the Class B common stock. Subject to the preferences that may be applicable from time to time to any outstanding class or series of Class B common stock or preferred stock, the holders of our shares of Class A common stock are entitled to receive ratably any dividends lawfully declared from time to time by our board of directors. The outstanding shares of Class A common stock are fully paid and nonassessable. Additional authorized but unissued Class A common stock may be issued by our board of directors without the approval of our stockholders.

CLASS B COMMON STOCK

         Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of Class B common stock, par value $.10 per share, in one or more series and to fix the designations, powers, preferences, privileges and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of any existing class or series of our common stock. Under our certificate of incorporation, the number of authorized shares of Class B common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Class A common stock without a separate class vote of the holders of the Class B common stock. All of the Class B common stock currently authorized has been designated as Class B common stock, Series 1. Under our certificate of incorporation, the number of shares of Class B common stock designated as Class B common stock, Series 1, may be increased or decreased (but not below the number of shares thereof then outstanding) by our board of directors without the approval of our stockholders.

CLASS B COMMON STOCK, SERIES 1

         Holders of our Class B common stock, Series 1, are entitled to one tenth of one vote for each share held on record on all matters on which stockholders are entitled to vote, including the election of directors. Generally, except as otherwise required by law, the holders of Class B common stock, Series 1, are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of the Class A common stock or any other outstanding class or series of stock, where the holders of such affected class or series are entitled, either separately or together as a class with the holders of one or more other said class or series, to vote thereon by law or pursuant to our certificate of incorporation (including any certificate of designation relating to any other series or class of stock). The outstanding shares of Class B common stock, Series 1, are fully paid and nonassessable. Additional authorized but unissued Class B common stock, Series 1, may be issued by our board of directors without the approval of our stockholders.

         If and when dividends on our Class A common stock are declared payable from time to time by our board of directors, whether payable in cash, in property or in shares of our stock, the holders of our Class B common stock, Series 1, will be entitled to share equally in such dividends with the holders of the Class A common stock, on a per share basis, subject to the limitations described below; provided, however, that with respect to a regular quarterly cash dividend declared as such by our board of directors, paid by us on the Class A common stock on or prior to September 4, 2006, the holders of the Class B common stock, Series 1, will be entitled to receive a dividend in a per share amount (such amount to be subject to upward or downward rounding at the discretion of our board of directors) equal to at least 110% of the dividends paid per share on the Class A common stock. If dividends are declared at any time on the Class A common stock that are payable in shares of Class A common stock, such dividends will be payable at the same rate on the Class B common stock, Series 1, but will be payable to holders of Class B common stock, Series 1, in shares of Class B common stock, Series 1. If we subdivide or combine the outstanding shares of Class A common stock in any manner, the outstanding shares of Class B common stock, Series 1, will be proportionally subdivided or combined in the same manner and on the same basis.

         The approval of holders of a majority of the outstanding shares of Class B common stock, Series 1, voting separately as a class, will be required for any merger or consolidation of us with another entity (whether or not we are the surviving entity) unless the holders of shares of Class B common stock, Series 1, are entitled to receive in such transaction in respect of each share of Class B common stock, Series 1, the same consideration as the holders of shares of Class A common stock are entitled to receive in respect of each share of Class A common stock; provided that, if all or part of the consideration so received consists of common stock of the surviving entity, the common stock so issued may differ as to voting rights, liquidation preference and dividend rights to the same extent that the Class A common stock and Class B common stock, Series 1, differ.

PRE-EMPTIVE RIGHTS

         Under Delaware law, a shareholder is not entitled to pre-emptive rights to subscribe for additional issuances of Class A common stock, Class B common stock, Series 1, or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. Our certificate of incorporation does not provide that our stockholders are entitled to pre-emptive rights.

LIQUIDATION

         In the event that we liquidate, dissolve or are wound up, whether voluntary or involuntary, to the extent assets remain after payment or provision for payment of our debts and other liabilities and the preferential amounts to which the holders of any stock ranking senior to our Class B common stock, Series 1, in the distribution of assets will be entitled upon liquidation, the holders of Class B common stock, Series 1, will be entitled to receive, prior to any payment being made to the holders of Class A common stock and any other stock that ranks junior to the Class B common stock, Series 1, in the event of liquidation, an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like). Once the holders of Class A common stock will then have received an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like), the Class A common stock and Class B common stock, Series 1, will thereafter share pro rata, together with the holders of any other stock ranking on parity therewith in the distribution of assets upon liquidation, in our remaining assets according to their respective interests.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions in our certificate of incorporation are intended to discourage or delay a hostile takeover of control of us. These provisions, in general terms, (i) provide that the number of directors shall not be less than seven nor more than 15, with the exact number to be determined from time to time by a majority of the board of directors then in office; (ii) provide that vacancies on the board of directors resulting from an increase in size, removal of directors or otherwise may be filled only by a majority of the remaining directors then in office; and (iii) require the affirmative vote of the holders of shares representing at least 75% of the voting power of the "voting shares" (as defined below) in order to enter into certain "business combinations" (as defined below), unless (A) such business combinations are approved by at least a majority of our entire board of directors, but only if a majority of the directors acting favorably on the matter are "continuing directors" (as defined below), or (B) certain minimum price, form of consideration and procedural requirements are met. The term "voting shares" is defined as any issued and outstanding shares of our capital stock entitled to vote generally in the election of directors. Each of the provisions has particular anti-takeover effects associated with it, and these effects together with a more detailed description of each provision are set forth below. In addition, the anti-takeover provisions are interrelated and have cumulative anti-takeover effects.

         The principal purpose of these provisions is to provide a measure of assurance that a stockholder or group of stockholders owning a controlling interest in our stock do not exercise their voting power in a manner which our board of directors believes would be to the detriment of the remaining stockholders. The provisions are further intended to make it more difficult for a hostile or unfriendly party to obtain control over us by replacing the board of directors.

SIZE OF THE BOARD OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS

         Our certificate of incorporation states that our board of directors must consist of not less than seven nor more than 15 members; provided, however, that the maximum number may be increased to reflect the right of holders of preferred stock to elect directors in certain circumstances. The exact number of directors is to be fixed by a majority vote of the directors then in office and such authority of our board of directors is exclusive. Under our certificate of incorporation, vacancies that may occur between annual meetings, including vacancies caused by an increase in the number of directors, may be filled only by a majority of the remaining directors then in office, even if less than a quorum, subject to the rights of holders of any class or series of preferred stock to elect directors. In addition, our certificate of incorporation provides that any new director elected to fill a vacancy on our board of directors will serve for the remainder of the full term of the director for which the vacancy occurred and no decrease in the number of directors shall shorten the term of any incumbent. The purpose of including these provisions with respect to the size of our board of directors and the filling of vacancies in our certificate of incorporation is to prevent the elimination of such provisions through an amendment of our by-laws by a stockholder or group owning or controlling a substantial voting block that would permit stockholders directly to increase the size of our board of directors and to fill vacancies resulting therefrom or otherwise, and thereby enable such stockholder or group of stockholders to elect its own nominees to the vacancies. Such an amendment to our by-laws would be possible because, under Delaware law, stockholders may amend the by-laws without prior approval of the board of directors, whereas our certificate of incorporation may be amended only if our board of directors first approves and recommends such action to stockholders.

BUSINESS COMBINATION PROVISION

         Our certificate of incorporation further provides that the approval of the holders of shares representing at least 75% of the voting power of the voting shares is required in order to approve certain business combinations if an "interested stockholder" (as defined below) is a party to the transaction or its percentage equity interest in us or any of our subsidiaries would be increased by the transaction. The required 75% approval of any business combination must include the affirmative vote of the holders of shares representing at least a majority of the voting power of all of the then outstanding voting shares exclusive of those shares beneficially owned by any interested stockholder.

         The voting requirements outlined above will not apply, however, if:

         o immediately prior to the time the business combination is consummated, we are the "beneficial owner" (defined below) of a majority of each class of the outstanding equity securities of the interested stockholder;

         o the business combination was approved by at least a majority of our board of directors (even though not the entire board of directors), but only if a majority of the directors acting favorably upon such matter are continuing directors; or

         o the consideration to be received by the holders of each class of our outstanding voting shares acquired by the interested stockholder is at least equal to the greater of the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees and with approximate adjustments for recapitalizations, stock splits, reverse stock splits and stock dividends) paid by the interested stockholder for any shares of such class

                           (1) within the two-year period immediately prior to the first public announcement of the proposal of the business combination or

                           (2) in the transaction in which it became an interested stockholder, and is in cash or in the same form of consideration as the interested stockholder paid to acquire the largest number of voting shares previously acquired by it.

         The pricing provision does not guarantee that a stockholder will receive the highest market price paid for such shares, rather it ensures that a stockholder will receive the highest price paid for such shares by an interested stockholder during the prior two years. If either the ownership or form of consideration requirements set forth in clauses (i) and (iii) above are satisfied, the business combination will require the approval of the holders of at least two-thirds of the votes entitled to be cast by the holders of all the then outstanding voting shares (the "ratification percentage") (and the additional majority vote described in the previous paragraph).

         If our board of directors approves a business combination in accordance with the requirements set forth in clause (ii) above, the board of directors may, again in accordance with the voting provisions of such clause (ii), determine to require a vote of stockholders. If a stockholder vote is required for such business combination under applicable law (such as, for example, in the case of a merger or liquidation), our board of directors will require the affirmative vote of the then outstanding voting shares equal to the higher of:

         o the ratification percentage (such affirmative vote shall not require the additional majority vote), and

         o        such other percentage as is required by law.

         If a stockholder vote is not required for such business combination under law, our board may, in its discretion, either decide not to require a stockholder vote to approve the business combination or require the affirmative vote of the outstanding voting shares equal to (A) the ratification percentage (such affirmative vote shall not require the additional majority vote) or (B) such other percentage as it so determines.

         An "interested stockholder" generally is defined under our certificate of incorporation as the beneficial owner of 10% or more of the voting power of the outstanding voting shares (other than Triarc, its employee benefit plans, or its majority owned subsidiaries) excluding, however, DWG Acquisition Group, LP or any "affiliate" or "associate" (as each term is defined in our certificate of incorporation). Our board of directors considers that a 10% holding, which causes a person to be classified as an "insider" under Section 16 of the Exchange Act, and is double the percentage ownership required to trigger reporting obligations under Section 13(d) of the Exchange Act, for stockholders of public companies, is appropriate to define an interested stockholder. At the present time, we are not aware of the existence of any stockholder or group of stockholders that would be an interested stockholder.

         A "business combination" includes:

         o a merger or consolidation involving us or any of our subsidiaries and an interested stockholder or an affiliate or associate of an interested stockholder, or an affiliate thereof,

         o a sale, lease or other disposition (in one or a series of transactions) of a "substantial part" (as defined in our certificate of incorporation) of our assets or the assets of any of our subsidiaries to an interested stockholder or an affiliate or associate of any interested stockholder, or an affiliate thereof;

         o any sale, lease or other disposition (in one or a series of transactions) to us or any of our subsidiaries of any assets (excluding any voting shares, but including without limitation any securities whether outstanding, authorized but unissued or in treasury, issued by an interested stockholder, or by an affiliate or associate of an interested stockholder or by an affiliate thereof) of (a) any interested stockholder or (b) an affiliate or associate of an interested stockholder, or an affiliate thereof, if the amount paid therefor constitutes a substantial part of the assets of Triarc or any subsidiary; or

         o an issuance or transfer (or a related series of issuances or transfers) of our securities or the securities of any of our subsidiaries (except upon conversion of convertible securities as a result of a pro rata stock dividend or stock split) to an interested stockholder or an affiliate or associate of an interested stockholder or an affiliate thereof, for consideration aggregating $5,000,000 or more;

         o a liquidation, dissolution, spinoff, split up or split off of us (if as of the record date for the determination of stockholders entitled to vote with respect thereto or, if no vote would otherwise be required, the date the transaction is planned to be consummated, any person is an interested stockholder);

         o a reclassification or recapitalization of securities (including, without limitation, any combination of shares or reverse stock split) of us or any of our subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an interested stockholder in any class of equity securities of us or such subsidiary; and

         o any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

         A "continuing director" is defined as one serving as a director whose election or appointment or recommendation by our board of directors for election by our stockholders was approved by at least a majority of the continuing directors then on our board of directors.

         The business combination provision described above is intended to provide safeguards to our stockholders by requiring a higher stockholder vote than required under Delaware law in the event another person first obtains a substantial interest in us and then wishes to accomplish a combination of such person's business with ours, or otherwise eliminate the share holdings of the other stockholders. The federal securities law and applicable regulations govern the disclosure required to be made to minority stockholders in such transactions but do not assure to stockholders the fairness of the terms of the business combination. Moreover, the statutory right of the remaining stockholders to dissent in connection with certain business combinations and receive the "fair value" of their shares in cash may involve significant expense, delay and uncertainty to dissenting stockholders. Further, the "fair value" of a stockholder's shares, as determined under this standard, may not be equivalent to the minimum price as determined pursuant to the provisions.

         The business combination provision is to close partially these gaps in the federal and state laws and to minimize certain of the potential inequities of those business combinations that involve two or more steps by requiring that in order to complete a business combination that is not approved by the continuing directors, such interested stockholder must obtain the affirmative votes of at least 75% of the voting power of the outstanding voting shares prior to proposing the business combination (including the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding voting shares exclusive of those shares beneficially owned by the interested stockholder), or meet the minimum price and procedural requirements of the provision and obtain the approval of at least two-thirds of the voting power of the outstanding voting shares (and the additional majority vote). The provision also is designed to protect those stockholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration are paid to such stockholders in a business combination as were paid to stockholders in the initial step of the acquisition. In the absence of the provision, an interested stockholder who acquired control of us could subsequently, by virtue of such control, force minority stockholders to sell or exchange their shares at a price that would not reflect any premium such purchaser may have paid in order to acquire its controlling interest, but rather at a price set by such interested stockholder. Such a price might not only be lower than the price paid by such purchaser in acquiring control, but also could be in a less desirable form of consideration (E.G., equity or debt securities of the purchaser).

         In many situations, the minimum price, form of consideration and procedural requirements of the provision would require that a purchaser pay stockholders a higher price for their shares and/or structure the transaction differently from what would be the case without the provision. Accordingly, to the extent a business combination were involved as part of a plan to acquire control of us, this provision would increase the likelihood that a purchaser would negotiate directly with our board of directors.

         We believe that our board of directors normally is in a better position than the individual stockholders to negotiate effectively on behalf of all stockholders in that our board of directors is likely to be more knowledgeable than any individual stockholder in assessing our business and prospects. Accordingly, we are of the view that negotiations between our board of directors and the purchaser would increase the likelihood that stockholders ultimately will receive a higher price for their shares from anyone desiring to obtain control of us through a business combination or otherwise.

         Although not all acquisitions of our capital stock are made with the objective of acquiring control of us through a subsequent business combination, a purchaser in many cases desires to have the option to consummate such a business combination. Assuming that to be the case, the provision would tend to discourage purchasers whose objective is to seek control of us at a relatively low price, since acquiring the remaining equity interest may be difficult unless the minimum price, form of consideration and procedural requirements were satisfied or a majority of the continuing directors were to approve the transaction. The provision also should discourage the accumulation of large blocks of our capital stock, which we believe to be disruptive to our stability, and which could precipitate a change of control of us on terms unfavorable to our other stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

         Our certificate of incorporation may be amended in accordance with Delaware law, except that it provides that the business combination provision described above may not be repealed, altered, changed or amended in any respect unless such action is approved by the affirmative vote of at least 75% of the votes entitled to be cast (which 75% must include the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast exclusive of those of which any interested stockholder is entitled to cast), unless approved by a vote of a majority of our entire board of directors (but only if a majority of the directors acting favorably on the matter are continuing directors), in which case the business combination provision may be amended by the affirmative vote of at least a majority of the votes entitled to be cast (such affirmative vote does not require the additional majority vote); and provided, further, that the ratification percentage may be amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the voting shares (such affirmative vote does not require the additional majority vote). Our by-laws may be altered, amended or repealed, or new by-laws adopted, by (i) in the case of by-laws made or amended or repealed by the board of directors, by the affirmative vote of stockholders holding not less than a majority of the shares entitled to vote on the election of directors, or (ii) the affirmative vote of not less than two-thirds of the entire board of directors that would then be in office if no vacancies existed.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director acted in good faith and in a manner he/she reasonably believed to be in our best interests. In a criminal proceeding, the standard is that the director or officer had no reasonable cause to believe his/her conduct was unlawful.

         Our certificate of incorporation and by-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of ours against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law, and any other applicable law, as from time to time in effect. This right of indemnification is not exclusive of any other rights to which a director or officer may be entitled. Any repeal or modification of the applicable provisions of Delaware law will not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part on any such state of facts.

         Our certificate of incorporation provides that each person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of ours or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law, and any other applicable law, as from time to time in effect. We have the power to purchase and maintain insurance in respect of our indemnification obligations.

         A member of our board of directors, or a member of any committee designated by our board of directors, will, in the performance of his or her duties, be fully protected in relying in good faith upon our records and upon such information, opinions, reports or statements presented to us by any of our officers or employees, or committees of our board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by us or on our behalf. In discharging their duties, directors and officers, when acting in good faith, may rely upon our financial statements represented to them to be correct by the chief financial officer or the controller or other of our officers having charge of our books or accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect our financial condition.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Class A common stock and Class B common stock, Series 1, is the American Stock Transfer & Trust Company.

                    DESCRIPTION OF PREFERRED STOCK OF TRIARC

         For purposes of this section, the terms "we," "our," "us" and "Triarc" refer only to Triarc Companies, Inc. and not its subsidiaries.

GENERAL

         Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock, par value $.10 per share, in one or more series and to fix the designations, powers, preferences, privileges and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our Class A common stock or Class B common stock, Series 1.

RANK

         The shares of preferred stock of any series have the rank set forth in the relevant certificate of designation and described in the prospectus supplement relating to the relevant series.

DIVIDENDS

         The certificate of designation setting forth the terms of a series of preferred stock may provide that holders of that series are entitled to receive dividends, when, as and if authorized by our board of directors out of funds legally available for dividends, before any declaration or payment of any dividends on securities ranking junior to such series relating to dividends. The rates and dates of payment of dividends and any other terms applicable to the dividends will be set forth in the relevant certificate of designation and described in the prospectus supplement relating to the relevant series.

         Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative and payable in cash or in kind.

CONVERSION AND EXCHANGE

         The certificate of designation setting forth the terms of a series of preferred stock may provide for and the prospectus supplement for the relevant series of preferred stock may describe the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock or common stock of a third party.

REDEMPTION

         If so specified in the certificate of designation setting forth the terms of a series of preferred stock, which will be described in the applicable prospectus supplement, a series of preferred stock may be redeemable at our or the holder's option and/or may be mandatorily redeemed partially or in whole.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of each series of preferred stock may be entitled to receive distributions upon liquidation. Those distributions will be made before any distribution is made on any securities ranking junior to such series relating to liquidation. The terms and conditions of those distributions will be set forth in the applicable certificate of designation and described in the relevant prospectus supplement.

VOTING RIGHTS

         The holders of shares of preferred stock will have the voting rights provided by the applicable certificate of designation and required by applicable law. These voting rights will be described in the applicable prospectus supplement.

                    DESCRIPTION OF DEBT SECURITIES OF TRIARC

         For purposes of this section, the terms "we," "our," "us" and "Triarc" refer only to Triarc Companies, Inc. and not its subsidiaries.

         We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture and, unless secured, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under a subordinated debt indenture and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of our senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter for which financial statements are available. We refer to our senior debt indenture and our subordinated debt indenture individually as an "indenture" and collectively as the "indentures." The forms of the indentures are exhibits to the registration statement we filed with the SEC, of which this prospectus is a part.

         We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. The specific terms of any series of debt securities will be described in a prospectus supplement. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

         The indentures do not limit the aggregate principal amount of debt securities that may be offered under the indentures. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or in a supplement to the indenture relating to that series.

         The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

         o        the title of the series of debt securities;

         o whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

         o the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

         o the date or dates on which principal and premium and other amounts, if any, on the debt securities will be payable or the manner of their determination;

         o the terms and conditions, if any, under which the debt securities may be converted into or exchanged for common stock or other securities;

         o the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the method of payment of interest, in particular whether the interest will be paid in kind or otherwise, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

         o the place or places where the principal of, premium and other amounts, if any, and interest on the debt securities will be payable;

         o any covenants to which Triarc or its subsidiaries may be subject with respect to the debt securities;

         o the place or places where the debt securities may be exchanged or transferred;

         o the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

         o the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event, passage of time or at the option of a holder;

         o the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

         o if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium and other amounts, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

         o if we or a holder may elect that payments of principal of, premium and other amounts, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

         o if the amount of payments of principal of, premium and other amounts, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

         o if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

         o the applicability of the provisions described in "--Defeasance and Covenant Defeasance" below;

         o whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

         o        the events of default;

         o any agents for the debt securities, including trustees, depositories, authenticating, conversion, calculation or paying agents, transfer agents or registrars;

         o any provisions relating to the satisfaction and discharge of the debt securities;

         o if we will issue the debt securities in whole or in part in the form of global securities;

         o        whether the debt securities will be secured;

         o whether the debt securities will have the benefits of any guarantee and, if so, the identity of the guarantors and the terms and provisions applicable to any such guarantee; and

         o        any other terms of the debt securities.

         The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." Alternatively, debt securities may be sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering the debt security at an original issue discount, in which case the debt security will be an "original issue discount security." "Original issue discount securities" might bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities may be payable upon declaration of acceleration of their maturity. We will summarize material United States federal income tax considerations and other special considerations that may be applicable to holders of original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

         Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium and other amounts, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in New York and at any other office or agency maintained for that purpose to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium and other amounts on registered debt securities only against surrender of these debt securities. If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made. Unless otherwise provided, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

         All money paid by us to a paying agent for the payment of principal of, premium, or other amounts if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or other amounts or interest has become due and payable may be repaid to us, and thereafter the holder of the debt security may look only to us for payment of those amounts.

         Unless otherwise indicated in the applicable prospectus supplement, in the event of any redemption, we will not be required to

         o issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, and ending on the date of the mailing; or

         o register the transfer of or exchange any debt security, or portion of a debt security, called for redemption or, with respect to which a holder has exercised an option to require repurchase of the debt security, prior to the stated maturity, except the unredeemed portion or portion not being repurchased of any debt security being redeemed or repurchased in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

         The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

         Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that we will not issue certificates to each holder of a beneficial interest in the debt securities. Each global security will be issued as fully registered securities in the name of DTC's nominee. DTC will keep a computerized record of its participants whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

         Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

         The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants deposit. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

         DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

         We will wire payments of principal, premium and other amounts, if any, and interest to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

         Conveyance of notices and other communications by DTC to participants, and by participants to holders of beneficial interests in the debt securities, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Holders of beneficial interests in the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to those debt securities, such as redemptions, tenders, defaults, and proposed amendments to any security documents. Holders of beneficial interests in the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to them, or in the alternative, such holders may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

         So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the relevant indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the relevant indenture. We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

         o DTC notifies us that it is unwilling or unable to continue as depositary, or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

         o a default or event of default under the relevant series of debt securities has occurred and is continuing and the registrar for those debt securities has received a written request from DTC to issue certificated debt securities; or

         o we determine not to require all of the debt securities of a series to be represented by a global security.

         If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount or accreted value, as the case may be, to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

         Debt securities that will be senior debt will be issued under a senior indenture between us and U.S. Bank National Association, as trustee. We call that indenture, as it may be supplemented from time to time, the "senior debt indenture." Debt securities that will be subordinated debt will be issued under a subordinated indenture between us and an institution that will be identified in the applicable prospectus supplement, as trustee. We call that indenture, as it may be supplemented from time to time, the "subordinated debt indenture". We refer to the trustee under each of these indentures as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

         Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

         Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium and other amounts and interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or other amounts or interest on, any subordinated debt securities may be made in the event:

         o of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

         o that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

         o that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

         If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to us or the persons making payment or distributions, as the case may be. Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

         The prospectus supplement may include a description of additional terms implementing the subordination feature.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Unless otherwise indicated in the applicable prospectus supplement, we may not consolidate or merge with or into any other person, whether or not we are the surviving corporation or entity, or convey, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons unless:

         o we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets as an entirety or substantially as an entirety are conveyed, transferred or leased is a corporation or other entity (or group of affiliated corporations or entities) organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes, by operation of law or by execution and delivery of a supplemental indenture, our obligations under the debt securities and each indenture; and

         o immediately after giving effect to the transaction or series of related transactions, there is no default and no event of default continuing under the relevant indenture.

         Notwithstanding the foregoing, we may consolidate with, or merge with or into, an affiliate incorporated for the purpose of incorporating in another jurisdiction of the United States of America or any State thereof or the District of Columbia without complying with the requirement that, immediately after giving effect to the transaction or series of related transactions, there is no default and no event of default continuing under the relevant indenture.

         Notwithstanding the foregoing (a) we may convey, transfer or lease all or substantially all of our properties and assets as an entirety to any subsidiary or subsidiaries, in one transaction or a series of related transactions and (b) the transfer by us, in a single transaction or series of transactions, of all or substantially all of our cash, cash equivalents and marketable securities of non-affiliates for which we receive fair market value, as determined by our board of directors, will not constitute a sale of all or substantially all of our assets.

         If we consolidate with or merge into any other corporation or entity or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation or entity succeeds to and is substituted for us, and may exercise our rights and powers under the indentures, then thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

         Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

         o default in the payment of interest or other amounts due from time to time on any debt security of that series when due that continues for a period of 30 days;

         o default in the payment of principal of or premium on any debt security of that series when due at final maturity;

         o default in the deposit of any sinking fund payment on that series for five days after it becomes due;

         o failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to us in accordance with the terms of the indenture;

         o        certain events of bankruptcy, insolvency or reorganization;
                  and

         o any other events of default specified in the applicable prospectus supplement.

         Unless otherwise indicated in the applicable prospectus supplement, no event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to any other series of debt securities.

         In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security or in the deposit of any sinking fund payment with respect to a debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

         Unless otherwise indicated in the applicable prospectus supplement, if there is a continuing event of default, other than an event of default involving an event of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require us to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. If an event of default occurs which involves a bankruptcy, insolvency or reorganization, then all unpaid outstanding principal amounts and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. Subject to certain conditions and unless otherwise indicated in the applicable prospectus supplement, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium and other amounts, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

         Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal or unduly prejudicial to holders not joining in such direction. During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs.

         If for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium, other amounts or interest, if any, on the debt securities of any series into a currency in which a judgment will be rendered, the rate of exchange used will be the prevailing rate on the New York banking day preceding the day on which a final unappealable judgment is given. We will be discharged of our obligations to make the payments in the applicable currency upon actual receipt by the payee of the full amount expressed to be payable in such currency.

         Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium and other amounts, if any, and interest on the debt security, subject to, in the case of subordinated debt securities, any applicable subordination provisions of the subordinated debt indenture and any supplement thereto, on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment, subject to the conditions set forth in the applicable indenture.

         Unless otherwise indicated in the applicable prospectus supplement, each indenture requires us to furnish to the trustee annually a certificate as to our compliance with such indenture. Unless otherwise indicated in the applicable prospectus supplement, each indenture also requires us to pay and cause each of our subsidiaries to pay all material taxes, assessments and governmental levies, except as contested in good faith and for which appropriate provision has been made. Finally, unless otherwise indicated in the applicable prospectus supplement, each indenture requires us to do all things necessary to preserve our corporate existence and the corporate, limited partnership or limited liability company existence of our subsidiaries, our rights, licenses and franchises, so long as any such rights, licenses, franchises or corporate, limited partnership or limited liability company existence of our subsidiaries are deemed desirable in the conduct of our business.

SATISFACTION AND DISCHARGE

         We can discharge or defease our obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

         Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Subject to certain other conditions, we may effect a discharge by irrevocably depositing with the trustee cash or, in the case of debt securities payable in dollars, United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and other amounts, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

         Unless otherwise specified in the applicable prospectus supplement, each indenture permits us and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

         o to evidence the succession of another corporation and the assumption of our covenants under such indenture and the debt securities consistent with the terms of that indenture;

         o to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

         o        to cure any ambiguity, defect or inconsistency; and

         o        for other purposes as described in each indenture.

         Unless otherwise specified in the applicable prospectus supplement, each indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

         o change the maturity of the principal of or premium or other amounts, if any, or any installment of principal or interest on any debt security;

         o reduce the principal amount or accreted value of any debt security, or the rate of interest or accretions or any premium or other amounts payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

         o reduce the amount of principal or accreted value payable upon acceleration of maturity;

         o change any obligation to maintain an office or agency in the places and for the purposes set forth in the indenture;

         o change the currency or currency unit in which any debt security or any premium or other amounts or interest on the debt security is payable;

         o reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

         o modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived;

         o change the conversion ratio, if any, or otherwise impair conversion rights, if any, except as provided in the relevant indenture;

         o        change any of the redemption provisions;

         o directly or indirectly release any of the collateral or security interest or guarantee in respect of the debt securities;

         o impair the right of any holder of a debt security to receive payment of principal of or premium or other amounts or interest, if any, on that holder's debt securities on or after their respective due dates, or to institute a suit for the enforcement of any payment on or with respect to those debt securities; or

         o change any obligations to pay additional amounts under the applicable indentures.

         The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indentures.

         We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the requisite portion of holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

         Except as provided in the applicable prospectus supplement, we may elect either

         o to be discharged from all our obligations in respect of debt securities of any series, except for our obligations to execute, authenticate, deliver and date debt securities, to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to furnish to the trustee a list of names and addresses of holders of debt securities of any series, to maintain paying agencies and to hold in trust monies for punctual payment of principal and interest of the debt securities of such series to the applicable holders of record (we will refer to this discharge as "defeasance"), or

         o to be released from our obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium, other amounts and interest on the debt securities of that series when due. We may establish such a trust only if, among other things, we have received an opinion of counsel to the effect that the holders of debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

         We may exercise the defeasance option with respect to debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

         The terms and conditions, if any, on which debt securities being offered are convertible into common stock or other of our securities will be set forth in an applicable prospectus supplement. Those terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

         The trustees under the senior indenture and the subordinated indenture and their respective affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

GOVERNING LAW

         The indentures will be governed by the laws of the State of New York.


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

                        DESCRIPTION OF WARRANTS OF TRIARC

         For purposes of this section, the terms "we," "our," "us" and "Triarc" refer only to Triarc Companies, Inc. and not its subsidiaries.

         We may issue warrants to purchase shares of any class or series of common stock, preferred stock or debt securities. Warrants may be issued, subject to regulatory approvals, independently or together with any shares of common stock, preferred stock or debt securities and may be attached to or separate from such shares of common stock or preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between us and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of us in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some of the general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable Warrant Agreement will be set forth in the applicable prospectus supplement. The Warrant Agreement for a particular series of warrants will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part.

         The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

         o        the title of the warrants;

         o the securities, which may include shares of any class or series of common stock, preferred stock or debt securities, for which the warrants are exercisable;

         o        the price or prices at which the warrants will be issued;

         o        the periods during which the warrants are exercisable;

         o the number of shares of any class or series of common stock or preferred stock or the amount of debt securities for which each warrant is exercisable;

         o the exercise price for the warrants, including any changes to or adjustments in the exercise price;

         o the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

         o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of security;

         o if applicable, the date on and after which the warrants and the related common stock, preferred stock or debt securities will be separately transferable;

         o        any listing of the warrants on a securities exchange;

         o if applicable, a discussion of material United States federal income tax consequences and other special considerations with respect to any warrants; and

         o any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.


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

                      SHARES OFFERED BY OUR SECURITYHOLDERS

         The following table provides, as of November 20, 2003, information with respect to each securityholder who is entitled to use this prospectus to offer shares of Class B common stock, Series 1, for purposes of effecting negotiated transactions involving the exchange of shares of Class B common stock, Series 1, for shares of Class A common stock. This information has been obtained from the securityholders.

                        SHARES OF CLASS A       SHARES OF CLASS B     SHARES OF      SHARES OF CLASS A      SHARES OF CLASS B
                           COMMON STOCK       COMMON STOCK, SERIES     CLASS B         COMMON STOCK        COMMON STOCK, SERIES
                        BENEFICIALLY OWNED    1, BENEFICIALLY OWNED    COMMON       BENEFICIALLY OWNED    1, BENEFICIALLY OWNED
                        PRIOR TO OFFERING       PRIOR TO OFFERING   STOCK SERIES     AFTER OFFERING (1)     AFTER OFFERING (1)
                        -----------------       -----------------    1, OFFERED       ------------------     ------------------
        NAME             NUMBER    PERCENT      NUMBER     PERCENT     HEREBY        NUMBER     PERCENT     NUMBER    PERCENT
----------------------   ------    -------      ------     -------     ------        ------     -------     ------    -------
DWG Acquisition
Group, L.P. (2)        5,343,662    27.1%    10,687,324     27.1%   10,687,324     16,030,986    81.2%           --      --
Nelson Peltz (3)       8,986,168    39.1%    17,972,336     39.1%   11,454,370     20,440,538    89.0%    6,517,966    14.2%
Peter W. May (4)       7,662,810    35.2%    15,325,620     35.2%   11,198,688     18,861,498    86.7%    4,126,932     9.5%

-------------------------

(1) Assumes that each share of Class B common stock offered is exchanged for one share of Class A common stock. There can be no assurance as to whether any such shares will be exchanged.

(2) Messrs. Peltz and May are the general partners of DWG Acquisition Group, L.P. ("DWG"). DWG beneficially owns 5,343,662 shares of Class A common stock, none of which are offered hereby and 10,687,324 shares of Class B common stock, Series 1, all of which are offered hereby.

(3) Nelson Peltz is our Chairman and Chief Executive Officer and one of our directors. Mr. Peltz beneficially owns 8,986,168 shares of Class A common stock (including 5,343,662 shares of Class A common stock owned by DWG and 3,208,333 shares of Class A common stock issuable upon the exercise of options which have vested or will vest within 60 days of November 20,
     2003), none of which are offered hereby. In addition to the 11,454,370 shares of Class B common stock, Series 1, beneficially owned and offered hereby by Mr. Peltz (including 10,687,324 shares of Class B common stock, Series 1, owned by DWG), Mr. Peltz beneficially owns 6,517,966 shares of Class B common stock, Series 1 (including 6,416,666 shares of Class B common stock, Series 1, issuable upon the exercise of options which have vested or will vest within 60 days of November 20, 2003).

(4) Peter May is our President and Chief Operating Officer and one of our directors. Mr. May beneficially owns 7,662,810 shares of Class A common stock (including 5,343,662 shares of Class A common stock owned by DWG and 2,016,666 shares of Class A common stock issuable upon the exercise of options which have vested or will vest within 60 days of November 20,
     2003), none of which are offered hereby. In addition to the 11,198,688 shares of Class B common stock, Series 1, beneficially owned and offered hereby by Mr. May (including 10,687,324 shares of Class B common stock, Series 1, owned by DWG), Mr. May beneficially owns 4,126,932 shares of Class B common stock, Series 1 (including 4,033,332 shares of Class B common stock, Series 1, issuable upon the exercise of options which have vested or will vest within 60 days of November 20, 2003).

         Because the securityholders may offer to exchange all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage that will be held by the securityholders upon completion of any exchange. Information about the securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

         Only securityholders identified in the above table who beneficially own the securities set forth opposite their respective names may offer to exchange securities under the registration statement of which this prospectus forms a part. Information about other securityholders will be set forth in prospectus supplements, if required.

                              PLAN OF DISTRIBUTION

         We may sell the securities being offered by us, through agents, through underwriters, through dealers, and directly to one or more other transferees. We may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an "underwriter," as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

         If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

         If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

         The net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent, in each case, less other expenses attributable to issuance and distribution. We will include in the prospectus supplement relating to each offering all the amounts described in the preceding sentence. We will not receive any of the proceeds from the shares of Class B common stock offered by our securityholders. We will bear the fees and expenses incurred in connection with our obligation to register these securities. These fees and expenses include registration and filing fees, printing and duplication expenses, fee and disbursement of our counsel. However, the securityholders will pay all agency fees and commissions, if any, and their own legal expenses.

         Sales of shares of Class A common stock, Class B common stock and other securities also may be effected by us from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the New York Stock Exchange or any other national securities exchange or automated trading and quotation system on which the common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of Class A common stock or Class B common stock offered under this prospectus will be listed on the New York Stock Exchange, subject to notice of issuance.

         Each issue of preferred stock, warrants and debt securities will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities will make a market in these securities. If a market in the preferred stock, warrants or debt securities is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

         In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

         If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

         Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase offered securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

         Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

         Shares of Class B common stock, Series 1, beneficially owned by DWG, Mr. Peltz and Mr. May may be offered from time to time in negotiated transactions involving the exchange of shares of Class B common stock, Series 1, for shares of Class A common stock, although there can be no assurance that any such exchanges will be consummated. Such exchanges may be effected directly with transferees or may be conducted with the assistance of agents. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, and any commissions paid to such agent, will be described in a prospectus supplement. In the event that exchanges are consummated in transactions in which this prospectus is not delivered, such transferees may distribute the shares received using any of the methods described above.

         Any underwriters, broker-dealers or agents participating in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. Any person deemed to be an underwriter may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 of the Exchange Act.

         Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered hereby. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered hereby and the ability of any person or entity to engage in market-making activities with respect to such securities.

         Under the securities law of various states, the securities offered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered hereby may not be sold unless such securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

         The outstanding Class A common stock and Class B common stock, Series 1, trade on the New York Stock Exchange under the symbols "TRY" and "TRY.B," respectively.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the securities will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Triarc incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 29, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Encore Capital Group, Inc. (formerly, MCM Capital Group, Inc.) for the year ended December 31, 2000 included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Encore Capital Group, Inc. for the year ended December 31, 2000 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The consolidated financial statements of Encore Capital Group, Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent auditors, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.